Exhibit 10.1
NETFLIX, INC.
2020 STOCK PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
Unless specifically indicated in this Restricted Stock Unit Award Agreement (this “Agreement”), the terms used in this Agreement will have the meanings ascribed to them in the 2020 Stock Plan (the “Plan”).

I.    NOTICE OF RESTRICTED STOCK UNIT GRANT
You (also known as “Grantee”) have been granted an award of Restricted Stock Units (the “Restricted Stock Units”), subject to the terms and conditions of the Plan and this Agreement. Certain details about the Restricted Stock Units granted hereunder, including the number of Restricted Stock Units granted, the date of grant and the grant number, shall be reflected in your stock plan administration account.
Vesting Schedule:
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II.    AGREEMENT
A.    Grant of Restricted Stock Units.
All Restricted Stock Units granted to you hereunder by the Administrator are subject to all of the terms and conditions of the Plan, which is incorporated herein by reference. For example, but not by way of limitation, the Plan contains important provisions regarding treatment of Restricted Stock Units in the event of a Change in Control of the Company. Notwithstanding any contrary provision of this Agreement, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.
B.    Nature of Grant.
In accepting the Restricted Stock Units, you acknowledge, understand and agree that:
1.the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
2.    the Restricted Stock Units, and the income from and value of same, including without limitation the Shares underlying the Restricted Stock Units, are not intended to replace any compensation owed to you by the Company or, if different, your employer (the “Employer”);
3.    the Restricted Stock Units, and the income from and value of same, including without limitation the Shares underlying the Restricted Stock Units, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

Netflix, Inc. 2020 Stock Plan – Restricted Stock Unit Award Agreement

4.    the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable, and cannot be predicted with certainty;
5.    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units;
6.    unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;
7.    unless otherwise agreed with the Company, the Restricted Stock Units and the Shares underlying the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Subsidiary; and
8.    if you provide services outside the U.S.,
a)    where applicable, neither the Company nor any of its Subsidiaries shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the number and value of the Restricted Stock Units or of any amounts due to you pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement; and
b)    the Restricted Stock Units and the Shares underlying the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation for any purpose.

C.    Company’s Obligation to Settle the Restricted Stock Units.

Each Restricted Stock Unit represents the right to receive one Share on the date it vests. Unless and until the Restricted Stock Units have vested in the manner set forth in Section I of this Agreement, you will have no right to settlement of any such Restricted Stock Units. Prior to actual settlement of any vested Restricted Stock Units, such Restricted Stock Units will represent an unfunded and unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

D.    Settlement.

This award of Restricted Stock Units represents the right to receive a number of Shares equal to the number of Restricted Stock Units that vest pursuant to the vesting schedule, provided that, notwithstanding anything in this Agreement to the contrary, the Restricted Stock Units may be settled in cash, Shares, or a combination of both in the Administrator’s sole discretion. Subject to Section II.F., any Restricted Stock Units that vest will be paid to Grantee (or in the event of Grantee’s death, to his or her properly designated beneficiary or estate) in whole Shares, cash or a combination thereof. Subject to the following paragraph and Section II.F., each Restricted Stock Unit that vests in accordance with Section I will be settled as soon as practicable after vesting but in each such case no later than sixty (60) days following the vesting date.

The Company will not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to

Netflix, Inc. 2020 Stock Plan – Restricted Stock Unit Award Agreement

listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. or non-U.S. state or federal law or under the rulings or regulations of the U.S. Securities and Exchange Commission (the “SEC”) or any other regulatory body, which the Administrator, in its absolute discretion, deems necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. or non-U.S. governmental agency, which the Administrator, in its absolute discretion, determines to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting as the Administrator may establish from time to time for reasons of administrative convenience. Grantee understands that the Company is under no obligation to register or qualify the Common Stock with the SEC or any other U.S. or non U.S. state or federal securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Grantee agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without Grantee’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of Shares.
E.    Non-Transferability of Restricted Stock Units.
Unless determined otherwise by the Administrator, the Restricted Stock Units granted hereunder may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Administrator makes any of the Restricted Stock Units transferable, such Restricted Stock Units will be subject to such additional terms and conditions as the Administrator deems appropriate. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Grantee.
F.    Tax Consequences and Responsibilities.
1.    Withholding Taxes. Grantee acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to Grantee (“Tax-Related Items”) is and remains Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to the Restricted Stock Units and the receipt of any dividends on such Shares; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee is subject to Tax Related Items in more than one jurisdiction, Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by (i) withholding from the proceeds of the sale of Shares otherwise deliverable to Grantee upon settlement of the Restricted Stock Units, which sale is arranged by the Company (on Grantee’s behalf pursuant to this authorization without further consent); (ii) withholding from Grantee’s wages or other cash compensation payable to Grantee by the Company and/or a Parent or Subsidiary, including any cash paid in respect of Shares underlying the Restricted Stock Units; (iii) withholding Shares to be issued upon settlement of the Restricted

Netflix, Inc. 2020 Stock Plan – Restricted Stock Unit Award Agreement

Stock Units and otherwise deliverable to Grantee; (iv) causing Grantee to tender a cash payment; or (v) any other method of withholding determined by the Company and, to the extent required by applicable laws or the Plan, approved by the Committee.
Notwithstanding the foregoing, if Grantee is an officer of the Company subject to Section 16 of the Exchange Act (a “Section 16 Officer”), then the Company will withhold Shares to be issued upon settlement of the Restricted Stock Units in order to satisfy the minimum statutory amount required to be withheld pursuant to the Tax-Related Items with respect to such Section 16 Officer in accordance with method (iii) above, unless the use of such withholding method is impermissible or impracticable under applicable laws, in which case the withholding obligation will be satisfied by method (ii) above, provided that, in the event the Section 16 Officer has elected to satisfy the Tax-Related Items through method (i) as permitted hereunder or has previously elected a Section 16 Officer Withholding Amount (as defined below) greater than the applicable minimum statutory amount required to be withheld pursuant to the Tax-Related Items, the Company shall give effect to such election(s). The “Section 16 Officer Withholding Amount” in respect of any issuance of Shares pursuant hereto means the (i) applicable minimum statutory amount required to be withheld pursuant to the Tax-Related Items, or (ii) such greater amount, up to the sum of all applicable maximum rates, applied in respect of the applicable issuance of Shares with respect to the Section 16 Officer at such Section 16 Officer’s election.
The Company and/or the Employer may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in Grantee’s jurisdiction(s), except as provided above for Section 16 Officers. If Tax-Related Items are withheld at a rate which exceeds Grantee’s obligation for Tax-Related Items, Grantee may receive a cash refund of any over-withheld amount not remitted to tax authorities on Grantee’s behalf and will have no entitlement to the Common Stock equivalent, or if not refunded, Grantee may seek a refund from the local tax authorities. In the event Tax-Related Items are withheld at a rate which is less than Grantee’s obligations for Tax-Related Items, Grantee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, Grantee shall be deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
Finally, Grantee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.
2.    Section 409A of the Code. The Restricted Stock Units are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Grantee shall not be considered to have terminated employment or service with the Company, or a Parent or Subsidiary, for purposes of this Agreement and no payment shall be due to Grantee under this Agreement until Grantee would be considered to have incurred a “separation from service” from the Company, its Parent or any Subsidiary within the meaning of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, to the extent that the Restricted Stock Units are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on

Netflix, Inc. 2020 Stock Plan – Restricted Stock Unit Award Agreement

the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.
G.    No Dividend Equivalents; Rights as a Stockholder.
The Restricted Stock Units are not accompanied by rights to dividends, Dividend Equivalents or other distributions. Neither you nor any person claiming under or through you shall have any of the rights or privileges of a stockholder of the Company in respect of the Restricted Stock Units or any Shares deliverable hereunder unless and until certificates representing such Shares shall have been issued (which may occur electronically), recorded on the records of the Company or its transfer agents or registrars, and delivered to you. After such issuance, recordation and delivery, you will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of future dividends and distributions on such Shares.
H.    Address for Notices.
Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company at Netflix, Inc., Attention: Stock Administration, 121 Albright Way, Los Gatos, CA 95032 (stockadmin@netflix.com) or at such other address as the Company may hereafter designate in writing.
I.    Administrator Authority.
The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon you, the Company and all other interested persons. The Administrator shall not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
J.    Electronic Delivery and Participation.
The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Grantee’s consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any online or electronic system established and maintained by the Company or a third party designated by the Company.
K.    Entire Agreement; Agreement Amendments.
The Plan is incorporated herein by reference. The Plan and this Agreement, including any addendum and appendix that may be attached thereto, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all other prior undertakings and agreements of the Company and Grantee with respect to the subject matter hereof.

Netflix, Inc. 2020 Stock Plan – Restricted Stock Unit Award Agreement

The Administrator may amend, modify or terminate this Agreement in any respect at any time; provided, however, that modifications to this Agreement that materially impair Grantee’s rights hereunder can be made only in an express written contract signed by the Company and Grantee. Notwithstanding the foregoing, the Company reserves the right to revise the Agreement and Grantee’s rights under outstanding Restricted Stock Units as it deems necessary or advisable, in its sole discretion and without the consent of Grantee: (1) as required by applicable laws, or (2) to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with the Restricted Stock Units.
L.    Governing Law and Venue.
This Agreement shall be administered, construed and governed in accordance with the laws of the State of Delaware, but without regard to its conflict of law rules. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the state and federal courts situated within New Castle County, Delaware and waive any objection the parties might have to personal jurisdiction or venue in those courts.
M.    No Guarantee of Continued Service or Future Grants.
The transactions contemplated hereunder do not constitute an express or implied promise of continued engagement as a Service Provider for the vesting period of the Restricted Stock Units, or any period at all, and shall not interfere with your right or the right of the Employer to terminate your relationship as a Service Provider at any time, with or without cause.
Nothing in this Agreement constitutes an express or implied promise of continued grants, or benefits in lieu of grants, of future awards.
N.    No Advice Regarding Grant.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Grantee’s participation in the Plan, or Grantee’s acquisition or sale of the Shares. Grantee should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
O.    Language.
Grantee acknowledges that he or she is proficient in the English language, or had the opportunity to consult with an advisor who is proficient in the English language, and understands the content of this Agreement and other Plan-related materials. If Grantee has received this Agreement, or any other document related to the Restricted Stock Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
P.    Severability.
The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Netflix, Inc. 2020 Stock Plan – Restricted Stock Unit Award Agreement

Q.    Country-Specific Terms.
Notwithstanding any provisions in this Agreement, if Grantee transfers employment to a Company Subsidiary outside of the United States or relocates to a country outside of the United States, additional terms and conditions for such country will apply to Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Company reserves the right to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
R.    Imposition of Other Requirements.
The Company reserves the right to impose other requirements on Grantee’s participation in the Plan, on the Restricted Stock Units and on any Shares underlying the Restricted Stock Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, including if Grantee is or becomes subject to the law of a country outside the United States. The Company may require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
S.    Waiver.
Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Grantee or any other grantees.
T.    Insider Trading Restrictions/Market Abuse Laws.
Grantee acknowledges that he or she is subject to the Netflix, Inc. Insider Trading Policy and that Grantee has reviewed and agreed to this policy. Further, Grantee acknowledges that, depending on his or her country, broker’s country, or the country in which the Shares are listed, he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell or attempt to sell, or other dispose of the Shares, rights to Shares, or rights linked to the value of Shares, during such times as Grantee is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions, including the U.S. and Grantee’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Grantee placed before possessing inside information. Furthermore, Grantee may be prohibited from (i) disclosing insider information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Netflix, Inc. Insider Trading Policy. Grantee acknowledges that it is Grantee’s responsibility to comply with any applicable restrictions, and Grantee should speak to his or her personal advisor on this matter.
U.    Clawback.
The Restricted Stock Units granted hereunder, and any Shares issued in respect of the Restricted Stock Units granted hereunder, shall be subject to (i) Section 22 of the Plan, (ii) forfeiture or recovery by the Company to the extent required by Applicable Laws, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and (iii) any compensation recovery, “clawback” or similar policy adopted by the Company from time to time, including, without limitation, the Netflix, Inc. Clawback Policy, as it may be amended from time to time.

Netflix, Inc. 2020 Stock Plan – Restricted Stock Unit Award Agreement

V.    Foreign Asset and Account Reporting.
Grantee’s country may have certain exchange control and/or foreign asset/account reporting requirements which may affect Grantee’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds resulting from the sale of Shares) in a brokerage or bank account outside of Grantee’s country. Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in Grantee’s country. Grantee also may be required to repatriate sale proceeds or other funds received as a result of Grantee’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. Grantee acknowledges that it is Grantee’s responsibility to comply with any applicable regulations, and that Grantee should speak to Grantee’s personal advisor on this matter.
W.    Headings.
The captions used in this Agreement are inserted for convenience and shall not be deemed to be a part of the Restricted Stock Units for construction and interpretation.
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The Restricted Stock Units granted hereunder are granted under and governed by the terms and conditions of the Plan and this Agreement. By accepting the Restricted Stock Units, (1) you confirm that you have reviewed the Plan and this Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understand all provisions of the Plan and Agreement, and (2) you agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Agreement. You must promptly notify the Company in writing (including electronically) of any change in your residence address.

Netflix, Inc. 2020 Stock Plan – Restricted Stock Unit Award Agreement